Exhibit 99.1

                    Pierre Foods Moves to OTC Bulletin Board

         CINCINNATI, OHIO (April 2, 2002) -- Pierre Foods, Inc. (NASDAQ: FOOD) announced today that its common stock will be delisted from the Nasdaq Small Cap Market at the opening of business on April 4, 2002, but is anticipated to be eligible to trade on the Over-the-Counter Bulletin Board (OTCBB) at that time. Prices for OTCBB stocks are accessible at http://www.otcbb.com. Pierre Foods will continue to comply with the periodic reporting requirements of the Securities Exchange Act of 1934.

         Nasdaq advised Pierre Foods that the decision to delist Pierre Foods' common stock was based on the Company's failure to hold an annual meeting of shareholders for the fiscal year ended March 3, 2001, as required by Nasdaq Marketplace Rules. Pierre Foods postponed this meeting in anticipation of a special meeting of shareholders to consider the proposed management buyout announced in March 2001. Pierre Foods will not appeal Nasdaq's decision.

         Pierre Foods owns and operates food processing facilities in Cincinnati, Ohio and Claremont, North Carolina. The company is a leading manufacturer of fully cooked branded and private-label protein and bakery products and is believed to be the largest integrated producer of microwaveable sandwiches. The company provides specialty beef, poultry and pork products formed and portioned to meet specific customer requirements. It sells primarily to the foodservice market and serves leading national restaurant chains, a majority of primary and secondary schools, vending, convenience stores and other niche markets.

         Certain statements made in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual events and results to differ materially from expected events and results. As detailed in the company's periodic SEC reports, with respect to Pierre Foods these risks and uncertainties include, among others: the company's substantial leverage and insufficient cash flow from operations; restrictions imposed by the company's debt instruments; factors inhibiting a hostile takeover of the company; the stock available for sale and a limited secondary market for the stock; stock price volatility and the absence of dividends; competition; government regulation; general risks of the food industry; adverse changes in food costs and availability of supplies; dependence on key personnel; and potential labor disruption. In view of these considerations, investors should not place undue reliance on the predictive value of the forward-looking statements made in this press release.


CONTACT:

Pamela M. Witters, Chief Financial Officer, (828) 304-2313